May 16, 2013

Caterpillar contacts:
Jim Dugan
Global Government & Corporate Affairs
309-494-4100
dugan_jim@cat.com

Penny Wu
Global Government & Corporate Affairs
+86 10 5921 1422
Wu_Penny@cat.com

FOR IMMEDIATE RELEASE

Caterpillar and Mining Machinery Limited Announce Settlement Agreement Related to Siwei Acquisition

PEORIA, Ill. – Caterpillar Inc. (NYSE: CAT) and Mining Machinery Limited announced today that they have resolved all outstanding issues between them arising out of Caterpillar’s acquisition of ERA, including its wholly-owned subsidiary Zhengzhou Siwei Mechanical & Electrical Manufacturing Co., Ltd., commonly known as “Siwei.” Caterpillar reached this agreement with two former directors of ERA, Emory Williams and John Lee, and two other parties with an interest in the settlement, Mining Machinery Limited and James Thompson III (collectively the “MML Parties”).
“We are pleased to resolve these issues with the MML Parties, which, as we move forward, will position Caterpillar to put greater focus on improving the Siwei operation,” said Steve Wunning, Caterpillar group president with responsibility for Resource Industries. “We purchased Siwei as a strategic fit for our coal mining business in China, a country that produces and consumes more coal than any other country in the world,” Wunning added. “We remain very committed to supporting the large base of customers in the Chinese mining industry. With the broadest product line and outstanding dealer support, we are well positioned for long-term growth in this important market,” Wunning added.
Emory Williams, the former Chairman of ERA, said, "We wish Caterpillar continued success in the China mining sector. We are pleased to conclude this matter and to continue our track record of building successful businesses in China.”
As part of the resolution of outstanding issues between the parties, Caterpillar’s total outstanding obligations of $164.5 million to the MML Parties, which were part of Caterpillar’s obligations relating to its acquisition of ERA, were reduced by $135 million to $29.5 million. In addition, Caterpillar and the MML Parties have mutually released all their claims relating to the acquisition of ERA.
In November 2011, Caterpillar and ERA jointly announced a pre-conditional voluntary offer by Caterpillar, through a wholly-owned subsidiary, for all of the issued shares of ERA, which at that time was a publicly traded company on the Hong Kong Stock Exchange. ERA primarily designs, manufactures, sells and supports underground coal mining equipment in China through its wholly-owned subsidiary, Siwei. In June 2012, Caterpillar announced the completion of its tender offer for ERA.
On January 18, 2013, Caterpillar announced that an internal investigation had uncovered deliberate, multi-year, coordinated accounting misconduct at Siwei leading to a non-cash goodwill impairment charge. Caterpillar’s investigation determined that certain Siwei senior managers, one of whom was an ERA director, had engaged in this misconduct and, as a result, Caterpillar removed those responsible. Caterpillar found no evidence that the other former ERA directors or James Thompson III engaged in the accounting misconduct. The settlement concludes the dispute resolution process invoked by Caterpillar.
In addition to entering into the settlement agreement, Caterpillar has agreed that a company affiliated with the MML Parties may purchase from Siwei certain receivables and other assets.

About Caterpillar:
For more than 85 years, Caterpillar Inc. has been making sustainable progress possible and driving positive change on every continent. With 2012 sales and revenues of $65.875 billion, Caterpillar is the world’s leading manufacturer of construction and mining equipment, diesel and natural gas engines, industrial gas turbines and diesel-electric locomotives. The company also is a leading services provider through Caterpillar Financial Services, Caterpillar Remanufacturing Services and Progress Rail Services. More information is available at: http://www.caterpillar.com.

Forward-Looking Statements
Certain statements in this press release relate to future events and expectations and are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “believe,” “estimate,” “will be,” “will,” “would,” “expect,” “anticipate,” “plan,” “project,” “intend,” “could,” “should” or other similar words or expressions often identify forward-looking statements. All statements other than statements of historical fact are forward-looking statements, including, without limitation, statements regarding our outlook, projections, forecasts or trend descriptions. These statements do not guarantee future performance, and we do not undertake to update our forward-looking statements.

Caterpillar’s actual results may differ materially from those described or implied in our forward-looking statements based on a number of factors, including, but not limited to: (i) global economic conditions and economic conditions in the industries and markets we serve; (ii) government monetary or fiscal policies and infrastructure spending; (iii) commodity or component price increases, fluctuations in demand for our products, or limited availability of raw materials and component products, including steel; (iv) our and our customers’, dealers’ and suppliers’ ability to access and manage liquidity; (v) political and economic risks and instability, including national or international conflicts and civil unrest; (vi) our and Cat Financial’s ability to: maintain credit ratings, avoid material increases in borrowing costs, and access capital markets; (vii) the financial condition and credit worthiness of Cat Financial’s customers; (viii) changes in interest rates or market liquidity; (ix) changes in financial services regulation; (x) inability to realize expected benefits from acquisitions, including ERA Mining Machinery Limited, and divestitures, including the divestiture of the Bucyrus International, Inc. distribution business to our independent dealers; (xi) international trade and investment policies; (xii) market acceptance of our products and services; (xiii) changes in the competitive environment, including market share, pricing and geographic and product mix of sales; (xiv) successful implementation of capacity expansion projects, cost reduction initiatives and efficiency or productivity initiatives, including the Caterpillar Production System; (xv) inventory management decisions and sourcing practices of our dealers or original equipment manufacturers; (xvi) compliance with environmental laws and regulations; (xvii) alleged or actual violations of trade or anti-corruption laws and regulations; (xviii) additional tax expense or exposure; (xix) currency fluctuations; (xx) our or Cat Financial’s compliance with financial covenants; (xxi) increased pension plan funding obligations; (xxii) union disputes or other labor matters; (xxiii) significant legal proceedings, claims, lawsuits or investigations; (xxiv) compliance requirements imposed if carbon emissions legislation and/or regulations are adopted; (xxv) changes in accounting standards; (xxvi) failure or breach of information technology security; (xxvii) adverse effects of natural disasters; and (xxviii) other factors described in more detail under “Item 1A. Risk Factors” in our Form 10-K filed with the SEC on February 19, 2013 for the year ended December 31, 2012. This filing is available on our website at www.caterpillar.com/secfilings.

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